EXHIBIT 99.1

Integrated Freight Signs Purchase Agreement for Bruenger Trucking Company,
acquisition set to add $21M in Revenue

Sarasota, Florida – October 7, 2010 – Integrated Freight Corporation (http://www.integrated-freight.com) (OTCBB: IFCR) announced today that it has signed a definitive agreement to purchase Wichita, Kansas based Bruenger Trucking Company and its subsidiary M. Bruenger & Co., Inc.  The transaction is valued at approximately $11 million, and is poised to add $21 million in revenue to the IFCR platform.  The closing is anticipated within 45 days, and is expected to bring the total annual revenueof IFC  to over $60 million.

Founded in 1936, M. Bruenger & Co. is one of Kansas' largest refrigerated and dry freight operators, with 2009 revenues of over $21 million. The heart of Bruenger’s coast to coast service radiates from the central dispatch in Wichita, Kansas, directing a modern fleet of 160 tractors, 187 refrigerated units, 30 dry vans and a large team of experienced drivers. From its humble beginnings, Bruenger’s market has expanded to include aviation materials, canned goods, foodstuffs and numerous general commodities across the Unites States and into Canada.

Paul Henley, CEO of Integrated Freight, stated, “The addition of Bruenger Trucking marks a significant milestone for IFC as we continue to assemble a high quality national freight network. Acquiring a company with the reputation and longevity of Bruenger in such a strategic geographic area is a watershed event for us. We look forward to the addition of Butch Bruenger as a leader of our team.”

Butch Bruenger, CEO of Bruenger Trucking, remarked, “This business combination with Integrated Freight will allow us to expand and strengthen our excellent customer service while providing employees with more opportunities within the larger IFC platform.”

About Us: Integrated Freight is a Sarasota, Florida headquartered motor freight company providing long-haul, regional and local service to our customers. We specialize in dry freight, refrigerated freight and haz-waste truckload services, operating primarily in well-established traffic lanes in the upper mid-West, Texas, California and the Atlantic seaboard. IFCR was formed for the purpose of acquiring and consolidating operating motor freight companies. The company completed its third acquisition in May of 2010 and recently reported second quarter revenues of $6.7M.

The foregoing press release contains forward-looking statements, including statements regarding the company's expectation of its future business and earnings, subject to the safe-harbor provisions for forward-looking statements provided in the Securities Exchange Act and the regulations thereunder.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the company's control. Actual results could differ materially from these forward-looking statements.

Investor Relations Contact:
The Eversull Group, Inc.
Jack Eversull, President
972-571-1624
jack@theeversullgroup.com
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